Exhibit 2.2

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into effective as of July 23, 2021, by and among Mer Telemanagement Solutions Ltd., an Israeli limited company (“MTS”), New SL Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of MTS (“Merger Sub”), and SharpLink, Inc., a Minnesota corporation (the “Company”), and amends that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among MTS, Merger Sub and the Company, dated as of April 15, 2021.  MTS, Merger Sub and the Company may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.          The Parties entered into the Merger Agreement whereby, among other things, the Company and Merger Sub will merge, and following such merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of MTS, on the terms and subject to the conditions set forth in the Merger Agreement;

B.          The Parties desire to amend the Merger Agreement to correct a mutual mistake with respect to the definition of the “Preferred A Exchange Ratio.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the Parties, intending to be legally bound, agree as follows:

1.          Capitalized Terms.  Capitalized terms used in this Amendment and not otherwise defined have the meanings given to them in the Merger Agreement.

2.          Amendment to Exhibit A.  The definition of “Preferred A Exchange Ratio” set forth in Exhibit A of the Merger Agreement shall be amended, restated and replaced in its entirety with the following:

“Preferred A Exchange Ratio” means the product of: (i) the Exchange Ratio, multiplied by (ii) the quotient of: (A) $1,000, divided by (B) the “Conversion Price” (as such term is defined in Section 2(b) of the Company’s Articles of Incorporation) in effect immediately prior to the Effective Time (which is $2.1693 as of the date of this Agreement).

3.          Governing Law.  This Amendment shall be governed by, and construed in accordance with, the Laws of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

4.          Entire Agreement.  This Amendment (together with the Merger Agreement and all other documents and instruments referred to therein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that this Amendment may not be assigned by such Party without the prior written consent of the other Parties.

5.          Counterparts.  This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

6.          No Other Modification.  Except as expressly amended by the terms of this Amendment, all other terms of the Merger Agreement remain unchanged and in full force and effect.

73380689
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

MER TELEMANAGEMENT SOLUTIONS LTD.

By:	/s/ Roy Hess
Name:	Roy Hess
Title:	Chief Executive Officer

NEW SL ACQUISITION CORP.

By:	/s/ Roy Hess
Name:	Roy Hess
Title:	President

SHARPLINK, INC.

By:	/s/ Robert Phythian
Name: Robert Phythian
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]